EXHIBIT 2.10

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement") is made as of September 1, 1998, among SYKES ENTERPRISES, INCORPORATED, a Florida corporation ("Sykes"), HEALTHPLAN SERVICES CORPORATION, a Delaware corporation ("HPS"), and SYKES HEALTHPLAN SERVICES, INC., a Florida corporation (the "Company").

                                   BACKGROUND

         On December 18, 1997, Sykes and HPS formed a joint venture known as Sykes HealthPlan Services, Inc. In exchange for Sykes' and HPS' capital contributions to the Company, the Company issued to each of Sykes and HPS 5,000,000 shares of common stock $.01 par value per share (the "Common Stock") of the Company. HPS desires to sell to Sykes, and Sykes desires to purchase from HPS, all of HPS' shares of Common Stock of the Company in accordance with the terms and subject to the conditions of this Agreement. In consideration of the mutual covenants, agreements, representations, and warranties set forth in this Agreement, the parties agree as follows:

                                      TERMS

1. ACQUISITION OF SHARES AND OTHER TRANSACTIONS.

         1.1 SALE AND PURCHASE OF SHARES OF COMMON STOCK. Upon the terms and subject to the conditions contained in this Agreement, on the Closing Date (as defined below) (i) HPS shall sell and transfer to Sykes, and Sykes shall purchase from HPS, 5,000,000 shares of Common Stock of the Company (the "Shares"), which represents all of the shares of Common Stock of the Company held by HPS, for the Purchase Price (as defined below) and (ii) Sykes shall pay to HPS the Purchase Price (as defined below).

         1.2 PURCHASE PRICE.

         (a) AMOUNT. The purchase price for the Shares (the "Purchase Price") shall be $30,555,000.

         (b) MANNER OF PAYMENT. Payment of the Purchase Price will be made at the Closing (as defined below) by wire transfer in immediately available funds to an account designated by HPS pursuant to written instructions of HPS delivered to Sykes before the Closing Date.

         1.3 EFFECTIVE DATE. The effective date of the transactions contemplated by this Agreement will be September 1, 1998.

         1.4 ACCOUNTING FOR IPO EXPENSES. The financial accounting effect of the expenses incurred by the Company directly relating to its initial public offering registration statement will


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be borne by Sykes.

         1.5 SHAREHOLDER AGREEMENT. On the Closing Date, Sykes, HPS, and the Company shall execute a Termination Agreement with respect to the Shareholder Agreement dated December 18, 1997, among Sykes, HPS, and the Company (the "Shareholder Agreement") to be effective upon the Closing. Each of HPS and Sykes confirm that their respective rights and obligations under Section 6.1 "Non-Competition, Confidentiality," "Section 13 "Resolution of Disputes," and
Section 17.4 "Costs of Litigation or Arbitration" of the Shareholder Agreement survive Closing and the termination of the Shareholder Agreement; provided, however, that (a) for a Change of Control (as defined below) of HPS that occurs on or before the first annual anniversary of this Agreement, Section 6.1 shall terminate on the first annual anniversary of this Agreement and (b) for a Change of Control of HPS that occurs after the first annual anniversary of this Agreement, Section 6.1 shall terminate upon such Change of Control. "Change of Control" shall mean, with respect to HPS: (i) a sale of substantially all of the assets of HPS or (ii) any merger or consolidation involving HPS that results in James K. Murray, Jr. beneficially owning a percentage of the surviving entity to such merger or consolidation that is less than 50% of his percentage ownership interest in HPS immediately preceding such merger or consolidation.

2. CLOSING OF TRANSACTION.

         2.1 TIME AND PLACE OF CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Foley & Lardner, 100 N. Tampa St., Suite 2700, Tampa, Florida, on the Closing Date. "Closing Date" shall mean September 15, 1998, or such later date after the satisfaction or waiver of all of the conditions of the respective parties set forth in Articles 6 and 7 herein, or such other time and place or time as the parties may mutually determine.

         2.2 ACTIONS AT THE CLOSING. At the Closing, (i) HPS shall deliver to Sykes certificates evidencing the Shares accompanied by a duly executed stock transfer power and (ii) Sykes will pay to HPS the Purchase Price.

         2.3 OTHER CLOSING DELIVERIES.

               (a) At the Closing, (i) HPS will deliver to Sykes documentation reasonably satisfactory to it confirming the obligation of HPS to continue to outsource to the Company all of HPS' care management services for HPS' customers; (ii) Sykes will deliver to HPS certified resolutions of Sykes' board of directors approving the execution of this Agreement and the transactions contemplated hereby; (iii) HPS will deliver to Sykes certified resolutions of HPS' board of directors approving the execution of this Agreement and the transactions contemplated hereby; (iv) HPS will deliver to Sykes an opinion from counsel to HPS reasonably satisfactory to Sykes relating to this Agreement and the transactions contemplated hereby; (v) Sykes will


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deliver to HPS an opinion from counsel to Sykes reasonably satisfactory to HPS relating to this Agreement and the transactions contemplated hereby; (vi) HPS will deliver to Sykes resignations, effective on or before the Closing, of James
K. Murray, Jr. and William L. Bennett as directors of the Company; (vii) Sykes will deliver to HPS documentation reasonably satisfactory to HPS releasing HPS from its guaranty of the Company's obligations under the Company's Credit Agreement with NationsBank, N.A.; and (viii) Sykes and HPS will deliver to each other a Termination Agreement with respect to the Shareholder Agreement as set forth in Section 1.5 hereof.

3. REPRESENTATIONS AND WARRANTIES OF SYKES.

         Sykes represents and warrants to HPS the following, as of the execution date of this Agreement and as of the Closing Date:

         3.1 ORGANIZATION AND AUTHORITY. Sykes is a corporation duly organized and in active status under the laws of the State of Florida, and has full corporate power and authority to execute and deliver this Agreement, to carry out its obligations under this Agreement, and to effect the transactions contemplated by this Agreement.

         3.2 AUTHORIZATION, CONSENTS, AND VALIDITY. The execution, delivery, and performance of this Agreement by Sykes (a) have been duly authorized by all requisite corporate action of Sykes, (b) except for compliance with the Shareholder Agreement, does not require any consent, license, approval, waiver, or authorization from any governmental authority or any other person, and (c) will not conflict with the articles of incorporation or bylaws of Sykes. This Agreement has been duly and validly executed by Sykes and is a valid and legally binding obligation of Sykes, enforceable against it in accordance with its terms, except to the extent limited by bankruptcy, reorganization, insolvency, moratorium, and similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

         3.3 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereunder have been carried on by Sykes without the use of any broker, finder, underwriter, or other intermediary whereby such party would have a valid claim against Sykes, HPS, or the Company for a brokerage commission, finder's fee, or other similar payment.

         3.4 INVESTMENT INTENT. Sykes acknowledges that the Shares will be acquired for its own account and without any view to the distribution of any part thereof without registration under the Securities Act and any applicable state securities laws. Sykes understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act and applicable state securities laws, unless exemptions from registration under those laws are available. Sykes represents that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in the Shares, and has the ability to bear the economic risks of such investment. Sykes further


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acknowledges that, through its ownership interest and board of directors participation in connection with the Company, Sykes has had access to such financial and other information from the Company as Sykes deems necessary or appropriate to evaluate the merits of its investment in the Shares.

         3.5 SHAREHOLDER AGREEMENT. Sykes is not aware of any claim of HPS or Sykes against the other party for damages arising out of acts or omissions of such other party for a breach of the Shareholder Agreement or that are outside the scope of the Shareholder Agreement.

4. REPRESENTATIONS AND WARRANTIES OF HPS.

         HPS represents and warrants to Sykes the following, as of the execution date of this Agreement and as of the Closing Date:

         4.1 ORGANIZATION AND AUTHORITY. HPS is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and has full corporate power and authority to execute and deliver this Agreement, to carry out its obligations under this Agreement, and to effect the transactions contemplated by this Agreement.

         4.2 AUTHORIZATION, CONSENTS, AND VALIDITY. The execution, delivery, and performance of this Agreement by HPS (a) have been duly authorized by all requisite corporate action of HPS, (b) except for compliance with the Shareholder Agreement, does not require any consent, license, approval, waiver, or authorization from any governmental authority or any other person, and (c) will not conflict with the certificate of incorporation or bylaws of HPS. This Agreement has been duly and validly executed by HPS and is a valid and legally binding obligation of HPS, enforceable against it in accordance with its terms, except to the extent limited by bankruptcy, reorganization, insolvency, moratorium, and similar laws of general application affecting the rights and remedies of creditors and by general equity principles.

         4.3 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on by HPS without the use of any broker, finder, underwriter, or other intermediary whereby such party would have a valid claim against Sykes, HPS, or the Company for a brokerage commission, finder's fee, or other similar payment.

         4.4 OWNERSHIP OF SHARES. The Shares are owned beneficially and of record by HPS, free and clear of any lien, mortgage, pledge, encumbrance, security interest, and (other than the Shareholder Agreement) restriction on transfer.

         4.5 RELATIONSHIP WITH THE COMPANY. Attached to Disclosure Schedule 4.5 are all written contracts or other agreements between the Company and HPS or any affiliate of HPS ("Affiliate") (as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended). Set forth on Disclosure Schedule
4.5 is a description of the terms and conditions of


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any oral contracts or other agreements between the Company and HPS or any
Affiliate of HPS. Except as set forth on Disclosure Schedule 4.5, neither HPS nor any Affiliate of HPS is or has been involved in any business arrangement or relationship with the Company. With respect to each contract and other agreement listed in or attached to Disclosure Schedule 4.5, to HPS' knowledge, (i) the contract or agreement is legal, valid, binding, enforceable, and in full force and effect, (ii) except as otherwise agreed to by the parties, the contract or agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement, (iii) neither party is in breach or default, and no event has occurred that, with notice or lapse of time, would constitute a breach or default, or permit termination, modification, or acceleration, under such contract or agreement (and the Company represents that it is not aware of any such breach, default, or event), and (iv) neither party has repudiated any provision of such contract or agreement.

         4.6 SHAREHOLDER AGREEMENT. HPS is not aware of any claim of HPS or Sykes against the other party for damages arising out of acts or omissions of such other party for a breach of the Shareholder Agreement or that are outside the scope of the Shareholder Agreement.

         4.7 ACQUISITION NEGOTIATIONS. As of the date of this Agreement and as of the Closing, HPS is not engaged in any discussions or negotiations with any third party regarding a sale of all or substantially all of the assets of HPS or a merger or other consolidation involving HPS.

5. ADDITIONAL AGREEMENTS.

         5.1 PUBLIC ANNOUNCEMENTS. Neither Sykes, HPS, nor the Company shall, without the consent of the other parties, which consent may be withheld for any or no reason, make or cause to be made any public announcement or issue any press release with respect to this Agreement or the transactions contemplated hereby; PROVIDED that the foregoing shall not preclude communications or disclosures necessary to (a) in the opinion of such party's counsel, comply with applicable law or (b) comply with accounting and Securities and Exchange Commission disclosure obligations, in which case (a) or (b) each other party shall be advised and the parties shall use their respective best efforts to cause a mutually agreeable release or announcement to be issued.

         5.2 ACCESS TO BOOKS AND RECORDS. Following the Closing, upon two business days advance notice, Sykes shall cause the Company to provide HPS with reasonable access during normal business hours to such books and records of the Company and with such cooperation, assistance, and access to personnel of the Company as HPS may reasonably request for the purpose of permitting HPS to obtain any information that is reasonably necessary in connection with HPS' responsibilities with respect to taxes or otherwise as may be required by law. Sykes agrees to cause the Company to retain all material records or other documents relating to tax

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matters of the Company and its members for taxable periods thorough the Closing
Date until six months after the expiration of the longest applicable statute of limitations or for such longer period as may be reasonably requested by HPS.

         5.3 MUTUAL RELEASE. Each of Sykes, HPS, and the Company does hereby fully, irrevocably, and unconditionally release and forever discharge the other parties and its affiliates, and such other party's and its affiliates, successors, assigns, directors, officers, employees, and agents (collectively, the "Released Parties"), of and from any and all obligations, debts, causes of action, suits, controversies, damages, and any and all claims, demands, and liabilities whatsoever, both in law and at equity, known or unknown, that such party has as of the date hereof or will have as of the Closing Date or may ever have had as of or prior to the date hereof against the Released Parties arising out of the Shareholder Agreement, dated December 18, 1997, and the transactions contemplated thereby or related thereto, including any claims arising out of Sykes' and HPS's joint ownership of the Company. Notwithstanding the foregoing, this release (a) shall not be applicable if this Agreement is terminated pursuant to Section 8 and (b) shall not relieve Sykes or HPS from any of the covenants and obligations pursuant to the agreements set forth herein or the agreements between HPS and the Company set forth on Disclosure Schedule 4.5.

6. CONDITIONS PRECEDENT TO SYKES' OBLIGATIONS.

         Sykes' obligations under this Agreement are subject to the fulfillment of the following conditions, each of which must be satisfied before or at the Closing, unless waived by Sykes:

         6.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of HPS contained in this Agreement shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

         6.2 PERFORMANCE OF OBLIGATIONS. HPS must have performed every agreement and obligation required by this Agreement to be performed by it.

         6.3 OUTSOURCING AGREEMENT. Receipt by Sykes of documentation reasonably satisfactory to it confirming the obligation of HPS to continue to outsource to the Company all of HPS' care management services for HPS' customers.

         6.4 BOARD APPROVAL. The board of directors of HPS shall have approved the execution of this Agreement and the transactions contemplated hereby.

         6.5 OPINION. Sykes shall have received from counsel to HPS an opinion reasonably satisfactory to Sykes relating to this Agreement and the transactions contemplated hereby.

         6.6 BOARD RESIGNATIONS. Sykes shall have received the resignations, effective on or

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before the Closing, of James K. Murray, Jr. and William L. Bennett as directors of the Company.

         6.7 DUE DILIGENCE. The satisfaction of Sykes with the results of its due diligence investigation of the Company.

7. CONDITIONS PRECEDENT TO HPS' OBLIGATIONS.

         HPS' obligations under this Agreement are subject to the fulfillment of the following conditions, each of which must be satisfied before or at the Closing, unless waived by HPS:

         7.1 REPRESENTATIONS AND WARRANTIES TRUE AT CLOSING. The representations and warranties of Sykes contained in this Agreement shall be true at and as of the time of Closing as though such representations and warranties were made at and as of such time.

         7.2 PERFORMANCE OF OBLIGATIONS. Sykes must have performed every agreement and obligation required by this Agreement to be performed by it.

         7.3 RELEASE FROM NATIONSBANK LINE OF CREDIT. Receipt by HPS of a release in form and substance reasonably satisfactory to it from its guaranty of the Company's obligations under the Credit Agreement dated as of March 27, 1998, between the Company and NationsBank, N.A., as amended.

         7.4 BOARD APPROVAL. The board of directors of Sykes shall have approved the execution of this Agreement and the transactions contemplated hereby.

         7.5 OPINION. HPS shall have received from counsel to Sykes an opinion reasonably satisfactory to HPS relating to this Agreement and the transactions contemplated hereby.

8. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.

         8.1 SURVIVAL OF REPRESENTATIONS. All representations and warranties made by any party in this Agreement or pursuant hereto shall survive the Closing until the expiration of any applicable statutes of limitations including any extensions thereof.

         8.2 AGREEMENT TO INDEMNIFY.

               (a) Sykes and the Company agree to indemnify, defend, and hold harmless HPS and its affiliates, successors, assigns, directors, officers, employees, and agents from and against any and all claims, actions, suits, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney's fees, court costs and other out-of-pocket expenses) incurred or suffered by HPS (collectively, the "Losses") by reason of, resulting from, or in connection with
(i) a breach of any


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representation or warranty of Sykes or the Company contained in or made pursuant to this Agreement; and (ii) a breach of any agreement or covenant, or any failure of Sykes or the Company to perform any of its obligations in this Agreement.

               (b) HPS agrees to indemnify, defend, and hold harmless Sykes and the Company and their affiliates, successors, assigns, directors, officers, employees, and agents from and against any and all Losses by reason of, resulting from, or in connection with (i) a breach of any representation or warranty of HPS contained in or made pursuant to this Agreement; and (ii) a breach of any agreement or covenant, or any failure of HPS to perform any of its obligations in this Agreement.

9. TERMINATION AND WAIVER.

         9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date by:

         (a) CONDITIONS NOT SATISFIED. (i) Sykes if any of the conditions set forth in Section 6 are not satisfied by the Closing Date and are not waived by Sykes; (ii) HPS if any of the conditions set forth in Section 7 are not satisfied by the Closing Date and are not waived by HPS; or

         (b) TIME. Sykes or HPS if the Closing shall not have occurred on or before September 30, 1998.

         9.2 WAIVER OR AMENDMENT OF AGREEMENT. Any term or condition of this Agreement may be waived or amended at any time prior to the Closing Date by any party hereto which is entitled to the benefits thereof, by action taken by its duly authorized representative, whether before or after the action of such party; PROVIDED, HOWEVER, that such action shall be evidenced by written instrument duly executed on behalf of such party. The failure of either party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision.

10. MISCELLANEOUS PROVISIONS.


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         10.1 EXPENSES. Each party to this Agreement will bear all the fees, costs and expenses which are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated. In any legal proceeding arising out of this Agreement, the losing party shall reimburse the prevailing party, on demand, for all costs incurred by the prevailing party in enforcing, defending, or prosecuting any claim arising out of this Agreement, including all reasonable attorneys' fees and costs.

         10.2 GOVERNING LAW AND VENUE. The validity, construction, enforcement, and interpretation of this Agreement are governed by the laws of the State of Florida and the federal laws of the United States of America, excluding the laws of those jurisdictions pertaining to resolution of conflicts with laws of other jurisdictions. Each party to this Agreement (a) consents to the personal jurisdiction of the state and federal courts having jurisdiction in Hillsborough County, Florida, (b) stipulates that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Agreement is Hillsborough County, Florida, for state court proceedings, and the Middle District of Florida, Tampa Division, for federal district court proceedings, and (c) waives any defense, whether asserted by a motion or pleading, that Hillsborough County, Florida, or the Middle District of Florida, Tampa Division, is an improper or inconvenient venue.

         10.3 COMPLETE AGREEMENT. This Agreement records the final, complete, and exclusive understanding among the parties regarding the subjects addressed in it and supersedes any prior or contemporaneous agreement, understanding, or representation, oral or written, by any of them.

         10.4 RIGHTS OF THIRD PARTIES. Nothing in this Agreement, whether express or implied, is intended or should be construed to confer or grant to any person, except Sykes, HPS, and the Company, any claim, right, remedy, or privilege under, or because of, this Agreement or any provision of it.

         10.5 EXECUTION AND EFFECTIVENESS. The parties may execute this Agreement in counterparts. Each executed counterpart will be considered an original document, and all executed counterparts, together, will constitute the same agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered on the day and year first above written.


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                                            SYKES ENTERPRISES, INCORPORATED



                                            By: /s/ SCOTT J. BENDERT
                                               ---------------------------------
                                            Name:  SCOTT J. BENDERT
                                            Title: SVP-FINANCE, TREASURER & CFO
                                            Date:  9/11/98



                                            HEALTHPLAN SERVICES CORPORATION



                                            By: /s/ PHILLIP S. DINGLE
                                               ---------------------------------
                                            Name:  PHILLIP S. DINGLE
                                            Title: SVP & CHIEF COUNSEL
                                            Date:  9/11/98


                                            SYKES HEALTHPLAN SERVICES, INC.



                                            By: /s/ DAVID E. GARNER
                                               ---------------------------------
                                            Name:  DAVID E. GARNER
                                            Title: PRESIDENT & CEO
                                            Date:  9/14/98

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                                LIST OF EXHIBITS

Disclosure Schedule 4.5       List of all Contracts and Agreements between the
                              Company and HPS or any HPS Affiliate


As required by applicable law, the Company will furnish supplementally any omitted Exhibit or Schedule upon request.